                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                   EXTENDED SYSTEMS INCORPORATED
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

                            ------------------------

               NOTICE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 25, 2000

                            ------------------------

TO THE STOCKHOLDERS:

    On behalf of the Board of Directors, I cordially invite you to attend the 2000 Annual Meeting of Stockholders of Extended Systems Incorporated. The meeting will be held:

DATE:   Wednesday, October 25, 2000
TIME:   9:00 a.m., mountain standard time
PLACE:  Boise Centre on the Grove
        850 West Front Street
        Boise, Idaho

    At the 2000 annual meeting, the stockholders will vote on the following:

    1.  Election of two Class II directors;

    2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2001;

    3. Approval of an amendment to the Extended Systems Incorporated 1998 Stock Plan increasing the number of shares reserved for issuance under the plan by 500,000 shares; and

    4. Any other matters properly brought before the stockholders of the meeting.

    We more fully describe the matters to be voted on in the accompanying proxy statement.

    The Board of Directors has chosen September 8, 2000, as the record date, therefore, only stockholders of record at the close of business on September 8, 2000, are entitled to receive this notice and to vote at the annual meeting.

    We cordially invite all stockholders to attend our 2000 annual meeting in person.

                                          By Order of the Board of Directors,

                                          Robert G. Hamlin
                                          SECRETARY

Boise, Idaho
September 20, 2000

IMPORTANT: IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE PROVIDED.

                         EXTENDED SYSTEMS INCORPORATED

                                ----------------

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                              GENERAL INFORMATION

    The Board of Directors of Extended Systems Incorporated, a Delaware corporation, is soliciting this proxy for the 2000 Annual Meeting of Stockholders to be held Wednesday, October 25, 2000 at 9:00 a.m., mountain standard time, to vote on the matters described in this proxy statement and the accompanying notice of the annual meeting of stockholders. We will hold the annual meeting at the Boise Centre on the Grove located at 850 West Front Street, Boise, Idaho.

    Our principal executive offices are located at 5777 North Meeker Avenue, Boise, Idaho 83713. We first mailed these proxy solicitation materials on or about September 20, 2000, together with our 2000 Annual Report to Stockholders, to all stockholders entitled to vote at the annual meeting.

    References to fiscal years that we make in this proxy statement are to our fiscal years ended June 30.

                                  RECORD DATE

    Only stockholders of record at the close of business on September 8, 2000, are entitled to notice of and to vote at the annual meeting. We have one class of voting securities outstanding, which is designated as common stock at $0.001 par value per share. As of the record date, 10,412,918 shares of our authorized common stock were issued and outstanding.

                            VOTING AND SOLICITATION

    According to Delaware General Corporation Law and Extended Systems' Restated Certificate of Incorporation and Bylaws, each stockholder is entitled to one vote for each share of Extended Systems' common stock that they hold at the close of business on September 8, 2000 for all matters. Our transfer agent, BankBoston N.A., will tabulate the votes at the annual meeting.

    Extended Systems is making this solicitation of proxies and, therefore, we will bear all related costs. We have elected to hire Corporate Investor Communications, Inc. to:

    - conduct the broker nominee search;

    - distribute proxy materials to banks, brokers, nominees and intermediaries; and

    - solicit voted proxies for the annual meeting.

    We estimate that we will pay approximately $3,000, plus out of pocket expenses, for these services. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of our common stock for their expenses in forwarding solicitation material to each beneficial owner. Our directors, officers and regular employees may also solicit proxies without additional compensation, personally, by mail, telephone, telegram or otherwise.

                                REVOKING A PROXY

    You may revoke any proxy that you have given any time before the annual meeting by:

    - delivering to Extended Systems' Corporate Secretary a written notice of revocation;

    - submitting a proxy with a later date; or

    - attending the annual meeting and voting in person.

                                     QUORUM

    We will treat shares that are voted "FOR," "WITHHOLD AUTHORITY" or "AGAINST" a matter as being present at the annual meeting for the purposes of establishing a quorum and also as being entitled to vote at the annual meeting on these matters.

    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). We intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect of voting against a proposal.

    Pursuant to applicable law, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which a broker has expressly not voted. We intend to treat broker non-votes in this manner. Accordingly, a broker non-vote will not effect the outcome of the voting on a proposal.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    You are entitled to present proposals for action at an annual meeting if the proposals comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. If you intend to present proposals to our stockholders for consideration at our 2001 annual meeting of stockholders, our Corporate Secretary must receive the proposals no later than May 23, 2001, in order for us to include the proposals in the proxy statement and form of proxy relating to that meeting.

    The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. If you intend to submit a proposal at the 2001 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must do so no later than August 6, 2001. If you fail to comply with this foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2001 annual meeting, without any discussion of the matter in the proxy statement.

                      SHARE OWNERSHIP OF BENEFICIAL OWNERS

    The following table shows the number of shares of our common stock beneficially owned (as of August 31, 2000) by:

    - each person who we know beneficially owns more than 5% of our common stock;

    - each director;

    - each executive officer named in the Summary Compensation Table on page 10; and

    - all directors and executive officers

    Unless otherwise noted, we have no reason to believe that any beneficial owner listed below does not have sole voting and investment power for these shares. If an address is not listed, the address of each person listed in the table below is:

       c/o Extended Systems Incorporated
       5777 North Meeker Avenue
       Boise, Idaho 83713

                                           AMOUNT AND NATURE OF   PERCENT OF COMMON
                                           BENEFICIAL OWNERSHIP   STOCK OUTSTANDING
                                           --------------------   -----------------
Douglas B. Winterrowd....................        1,246,944(1)           12.0%

Charles M. Jopson........................        1,203,645(2)           11.6

Ted L. Wimer.............................          970,578(3)            9.3

FMR Corp ................................          964,600(4)            9.3
  82 Devonshire Street,
  Boston, Massachusetts 02109

Gary D. Atkins ..........................          603,708(5)            5.7
  PO Box 169
  Alta, Wyoming 83422

Raymond A. Smelek........................          335,640(6)            3.2

Holmes T. Lundt..........................          323,411(7)            3.1

Steven D. Simpson........................          195,141(8)            1.8

S. Scott Wald............................           73,554(9)              *

Karla K. Rosa............................           59,752(10)             *

Bradley J. Surkamer......................           41,060(11)             *

Scott J. Ritchie.........................           40,514(12)             *

John M. Russell..........................           37,500(13)             *

John J. Katsaros.........................               --                --

All directors and executive officers             2,353,516
  as a group (10 persons)................                               21.2%

------------------------

  *  Less than 1%.

 (1) Includes 115,862 shares held of record by the Extended Systems Incorporated Employee Stock Ownership Plan for which Mr. Winterrowd serves as trustee, however, Mr. Winterrowd disclaims any beneficial interest in all shares held by the plan. Mr. Winterrowd is Chief Engineer and a director.

 (2) Includes 6,000 shares held of record by Mr. Jopson's daughter and 588 shares held of record by Mr. Jopson's son. Mr. Jopson is an Extended Systems employee.

 (3) Mr. Wimer is an Extended Systems employee.

 (4)According to a Schedule 13G filed with the Securities and Exchange Commission, dated May 10, 2000, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. is the beneficial owner of 901,200 shares. Edward C. Johnson III (Chairman of FMR Corp), FMR Corp. (through its control of Fidelity Management & Research Company) and the funds each has sole power to dispose of the 901,200 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the funds.

    Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 59,400 shares. Edward C. Johnson III and FMR Corp. (through its control of Fidelity Management Trust Company) each has sole power to dispose of the 59,400 shares and sole power to vote or to direct the voting of the 59,400 shares.
     Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., does not have sole power to vote or direct the voting of shares of certain securities held for clients and has sole power to dispose of these securities. As such, FMR Corp.'s beneficial ownership may include shares beneficially owned through Strategic Advisers, Inc.
     Edward C. Johnson III, Chairman of FMR Corp., owns 12.0% and Abigail Johnson, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Members of the Edward C. Johnson III family, which collectively control approximately 49% of the voting power of FMR Corp., may be deemed, under the Investment Company Act of 1940, to form a "controlling group" with respect to FMR Corp.
     Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, is the beneficial owner of 4,000 shares and has sole power to dispose of and vote 4,000 shares. Fidelity International Limited operates as an entity independent of FMR Corp., however, a partnership controlled by Edward C. Johnson III and members of his family owns shares of Fidelity International Limited voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of Fidelity International Limited voting stock. Edward C. Johnson III is also the Chairman of Fidelity International Limited. FMR Corp. and Fidelity International Limited do not believe that they are acting as a "group" under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other corporation. Therefore, they believe that the shares held by the other corporation need not be aggregated. FMR Corp. included the shares in its Schedule 13G filing on a voluntary basis as if FMR Corp. and Fidelity International Limited beneficially owned all of the shares on a joint basis.

 (5) Includes 159,230 shares subject to options exercisable within 60 days of August 31, 2000. According to a Schedule 13G filed with the Securities and Exchange Commission dated February 2, 2000, Mr. Atkins has the sole power to vote or direct the vote of his shares.

 (6) Includes 1,942 shares held of record by Smelek & Associates, a business owned by Mr. Smelek's spouse, 20,029 shares held of record by Mr. Smelek's spouse and 228,938 shares subject to options exercisable within 60 days of August 31, 2000. Mr. Smelek is the Chairman of our Board of Directors.

 (7) Includes 11,748 shares subject to options exercisable within 60 days of August 31, 2000. Mr. Lundt is our Vice President of Research and Development and Business Development.

 (8) Includes 146,223 shares subject to options exercisable within 60 days of August 31, 2000. Mr. Simpson is our President, Chief Executive Officer and a director.

 (9) Includes 59,554 shares subject to options exercisable within 60 days of August 31, 2000. Mr. Wald is a director.

 (10) Includes 44,538 shares subject to options exercisable within 60 days of August 31, 2000. Ms. Rosa is our Vice President of Finance and Chief Financial Officer.

 (11) Includes 34,605 shares subject to options exercisable within 60 days of August 31, 2000. Mr. Surkamer is our Vice President of International Sales and Marketing.

 (12) Includes 2,365 shares subject to options exercisable within 60 days of August 31, 2000. Mr. Ritchie is our Vice President of Operations.

 (13) Includes 27,500 shares subject to options exercisable within 60 days of August 31, 2000. Mr. Russell is a director.

                                  PROPOSAL ONE
                         ELECTION OF CLASS II DIRECTORS

    Stockholders will elect two Class II Directors at the annual meeting to serve for a three-year term or until their successors are elected. Our Board of Directors is divided into three classes. The term of each class of directors is three years. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our two nominees named below. Both of the nominees are currently serving as directors.

    Although we do not know of any reason why either nominee might not be able to serve, our Board of Directors will propose a substitute nominee if any nominee is not available for election. If stockholders nominate additional persons for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. In this event, the proxy holders will determine for which specific nominee to vote.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 2003

    JOHN J. KATSAROS; AGE 49; VICE PRESIDENT, JUPITER
COMMUNICATIONS. Mr. Katsaros was appointed to our Board of Directors in July 2000. He is a Vice President at Jupiter Communications, a global Internet commerce research and consulting company. Prior to his position at Jupiter, Mr. Katsaros was the President of Internet Research Group (formerly Collaborative Marketing), an Internet research and consulting firm, which was acquired by Jupiter in March 2000. He also serves on the board of directors of My Software, Inc. and Inference Corporation.

    JOHN M. RUSSELL; AGE 58; RETIRED. Mr. Russell has been a director since April 1998. He is currently retired. From December 1991 to March 1994,
Mr. Russell served as Vice President of Finance and Administration, Chief Financial Officer and Secretary of Cisco Systems, Inc.

INCUMBENT CLASS III DIRECTORS SERVING FOR A TERM EXPIRING IN 2001

    RAYMOND A. SMELEK; AGE 65; CHAIRMAN OF THE BOARD OF DIRECTORS, EXTENDED SYSTEMS INCORPORATED; PRESIDENT AND CHIEF EXECUTIVE OFFICER, THE NETWORK
GROUP. Mr. Smelek has served as the Chairman of our Board of Directors since June 1995 and has been a director since June 1994. From June 1994 to February 1996, he was our President and Chief Executive Officer. Prior to joining Extended Systems, Mr. Smelek was employed by Hewlett-Packard Company and held a number of positions, most recently as Vice President and General Manager of the Mass Storage Group. Mr. Smelek is also a director of Inference Corporation.

    S. SCOTT WALD; AGE 45; PRESIDENT, ROMAR SERVICES, L.L.C. Mr. Wald has been a director since July 1994. He was the founder of ASAP Software Express, Inc. and served as President and Chief Executive Officer of ASAP from September 1985 to June 1998.

INCUMBENT CLASS I DIRECTORS FOR A TERM EXPIRING IN 2002

    STEVEN D. SIMPSON; AGE 53; PRESIDENT AND CHIEF EXECUTIVE OFFICER, EXTENDED SYSTEMS INCORPORATED. Mr. Simpson has served as our President and Chief Executive Officer and as a director since January 1996. From January 1995 to January 1996, Mr. Simpson served as our Executive Vice President of Sales and Marketing. From 1978 to 1994, Mr. Simpson was employed by Hewlett-Packard Company. From 1991 to 1994, Mr. Simpson was General Manager of the Boise LaserJet Printer Division.

    DOUGLAS B. WINTERROWD; AGE 49; CHIEF ENGINEER, EXTENDED SYSTEMS INCORPORATED. Mr. Winterrowd is an Extended Systems founder and has been a director since October 1995. Previously, he served as a director from 1984 to 1992. Mr. Winterrowd has served as our Chief Engineer since February 1994 and, prior to such time, held various positions at Extended Systems, including Program Manager, Quality Assurance Manager, Technical Support Manager, Project Manager and Senior Engineer.

VOTE REQUIRED

    The directors receiving the greatest number of votes cast will be elected. With regard to the election of directors, you may vote in favor of or withhold your vote from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. There is no cumulative voting with respect to the election of directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE TWO NOMINEES FOR CLASS II DIRECTORS NAMED ABOVE.

                         BOARD MEETINGS AND COMMITTEES

    During fiscal 2000, the Board of Directors held eight meetings (including regularly scheduled and special meetings). All of the incumbent directors attended 75% or more of the meetings of the Board of Directors and committees upon which directors served.

    Our Board of Directors has the following committees:

    AUDIT COMMITTEE. The Audit Committee reviews and monitors our corporate financial reporting and external audits, including:

    - our internal control functions;

    - the results and scope of our annual audit and other services provided by our independent accountants; and

    - our compliance with legal matters with a significant impact on our financial reports.

    In addition, the Audit Committee has the responsibility to consider and recommend the appointment of our independent accountants. The Audit Committee also monitors transactions between Extended Systems and our officers, directors and employees for any potential conflicts of interest. The current members of the Audit Committee are Mr. Russell (Chairman) and Mr. Wald. The Audit Committee held three meetings in fiscal 2000.

    COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policy and all forms of compensation to be provided to our directors, executive officers and other employees, including:

    - annual salaries and bonuses;

    - stock option arrangements; and

    - other incentive compensation arrangements.

    The Compensation Committee also administers our 1998 Stock Plan and 1998 Employee Stock Purchase Plan. The current members of the Compensation Committee are Mr. Wald (Chairman) and Mr. Katsaros. Mr. Russell was a member of the Compensation Committee for a portion of fiscal 2000. The Compensation Committee held one meeting in fiscal 2000.

    NOMINATING COMMITTEE. The Nominating Committee reviews and makes recommendations to the Board of Directors regarding annual elections of directors and potential new directors. The Nominating Committee will consider qualified nominees for director whose names are submitted in accordance with our bylaws. The current members of the Nominating Committee are Mr. Smelek (Chairman), Mr. Katsaros and Mr. Wald. The Nominating Committee did not meet in fiscal 2000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 2000, the Compensation Committee consisted of Mr. Wald,
Mr. Katsaros and former director, Gregory M. Avis, none of whom is or has been an officer or employee of Extended Systems. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

                                  PROPOSAL TWO
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected PricewaterhouseCoopers LLP as our independent public accountants for fiscal 2001. PricewaterhouseCoopers LLP has audited our financial statements and performed other audit related services since our inception in 1984. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

VOTE REQUIRED

    This proposal will pass if more than 50% of the shares voting in person or by proxy at the annual meeting vote in favor of the ratification.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL 2001. IN THE EVENT OF A NEGATIVE VOTE ON RATIFICATION, THE BOARD OF DIRECTORS WILL RECONSIDER ITS SELECTION.

                                 PROPOSAL THREE
                        AMENDMENT TO THE 1998 STOCK PLAN

    At the annual meeting, the stockholders are being asked to approve the adoption of an amendment to our 1998 Stock Plan, as adopted by the Board of Directors on December 18, 1997. The amendment increases the number of shares reserved for issuance under the Plan by 500,000 shares of common stock.

VOTE REQUIRED

    This proposal will pass if more than 50% of the shares voting in person or by proxy at the annual meeting vote in favor of the amendment.

PLAN ACTIVITY

    As of August 31, 2000, options to purchase an aggregate of 117,427 shares of common stock issued under the 1998 Stock Plan had been exercised, and options to purchase 1,284,265 shares were outstanding. Without taking into account the proposed amendment to the 1998 Stock Plan, 198,308 shares remained available for future grants as of August 31, 2000.

DESCRIPTION OF THE 1998 STOCK PLAN AND OPTION TERMS

    The following is a summary of the principal provisions of our 1998 Stock Plan, but it is not intended to be a complete description of all of the terms and provisions of the plan. We will furnish a copy of the 1998 Stock Plan to you upon written request to our Corporate Secretary at our principal executive offices in Boise, Idaho.

    HISTORY. Our Board of Directors adopted the 1998 Stock Plan on December 18, 1997, and our stockholders approved the 1998 Stock Plan on January 22, 1998 with a total of 1,600,000 shares of our common stock reserved for issuance under the plan.

    PURPOSE. The plan is intended to:

    - provide additional compensation and incentives to individuals whose present and potential contributions are important to our continued success;

    - to afford such persons an opportunity to acquire a proprietary interest in Extended Systems; and

    - enable us to continue to attract and retain the best available talent.

    SUMMARY OF THE PLAN AND OPTIONS.

Administration................  Our Compensation Committee currently administers the plan.
                                Subject to the terms of the plan, the Compensation
                                Committee, based on recommendations from management,
                                determines:

                                - who will receive awards;
                                - the number of shares subject to each award;
                                - the terms and conditions of such awards; and
                                - the grant date.

                                The Compensation Committee also has the authority to
                                construe and interpret any of the provisions of the plan or any options granted under the plan.

Eligibility...................  Regular employees, directors and consultants may be granted options under the plan.

Exercise Price................  Generally the fair market value on the date of grant.

Term..........................  Generally 10 years, but could be a shorter period.

Vesting.......................  Generally over a period of four years, vesting 25 percent on the first anniversary and 1/48 per month thereafter.

Exercise......................  The optionee can choose to pay the exercise price of the option with cash or with proceeds from a cashless exercise.
                                In a cashless exercise, the optionee irrevocably instructs his or her stockbroker to sell the shares to be acquired
                                upon exercise of the option and pay the exercise price to
                                us. The optionee can also exercise options by delivering a promissory note to Extended Systems in the amount of the
                                exercise price. Promissory notes are interest bearing, have a term equal to or less than five years and are
                                collateralized by a pledge of the shares purchased by the
                                promissory note.

Transferability...............  During the lifetime of the optionee, an option is exercisable only by the optionee. An option may not be
                                transferred or assigned, except by will or the laws of
                                descent and distribution.

Termination of employment.....  An optionee has three months from the date of termination of employment, except by reason of death or disability, to
                                exercise a vested stock option. In the event of termination of employment due to death or disability, an optionee (or
                                their legal representative) may exercise the vested option within 12 months after the date of termination of
                                employment.

Merger or asset sale..........  If we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each outstanding option under
                                plan. If the successor corporation refuses to assume or
                                substitute for options, the outstanding options under the
                                plan immediately become 100% vested and the optionee will
                                have the right to exercise all of their outstanding options.

Term of plan..................  The plan will expire on March 3, 2008, unless our Board of
                                Directors terminates it earlier.

    U.S. FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES. For U.S. federal income tax purposes, under existing tax laws, an optionee does not realize taxable income at the time of the grant of an option.

    An optionee will have no taxable income upon exercise of an incentive stock option (except that alternative minimum tax may apply) and generally will not realize taxable income until the sale of the shares received upon exercise of the option. If the optionee does not sell the shares until at least two years after grant and one year after exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss. Under these circumstances, Extended Systems will not be entitled to a compensation expense deduction in connection with the grant or the exercise of the option. If the optionee sells the shares prior to two years after grant or one year after exercise, the difference between the option price and the amount realized upon sale of the shares is taxable as ordinary income to the optionee and is deductible by Extended Systems for U.S. federal income tax purposes.

    Upon the exercise of a non-statutory stock option, the optionee realizes ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date of receipt and Extended Systems is entitled to a compensation expense deduction. On the subsequent sale of the shares received in the exercise of a non-statutory stock options, the optionee will realize a capital gain or loss, which will be short or long-term depending on the period for which the shares are held prior to the sale, in the amount of the difference between the fair market value of the shares on the date of receipt and the amount realized on the sale.

    The above is only a summary of the effect of federal income taxation upon the optionee and Extended Systems with respect to the shares purchased under the 1998 Option Plan. You should reference the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of an optionee's death or the income tax laws of any state or foreign country in which the optionee may reside.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1998 STOCK PLAN.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS
                             EXECUTIVE COMPENSATION

    We have included in the following table all compensation earned during the last three years by our chief executive officer and our three other most highly compensated executive officers whose total annual salary and bonus during fiscal 2000 exceeded $100,000.

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                ANNUAL          ------------
                                                             COMPENSATION        SECURITIES
                                                FISCAL    -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR      SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------                    --------   --------   --------   ------------   ------------
Steven D. Simpson............................    2000     250,000        --        40,000           4,650(1)
 President and                                   1999     240,000        --        40,000         107,826(2)
 Chief Executive Officer                         1998     217,500     4,922        36,667          43,133(3)

Scott J. Ritchie.............................    2000     151,395        --        10,000           4,542(1)
 Vice President of                               1999     142,410        --        24,500           4,484(1)
 Operations                                      1998     132,225     2,997        16,667           5,102(1)

Bradley J. Surkamer..........................    2000     136,350        --        14,000           3,917(1)
 Vice President of                               1999     127,500        --        22,000           4,015(1)
 International Sales and Marketing               1998     119,250     2,701        10,667           4,602(1)

Karla K. Rosa................................    2000     136,290        --        14,000           4,089(1)
 Vice President of Finance and                   1999     124,230        --        32,000           3,915(1)
 Chief Financial Officer                         1998     110,100     2,506        25,667           4,166(1)

------------------------

(1) Consists of contributions to our defined contribution plans.

(2) Includes $5,792 of contributions to our defined contribution plans and $102,034 of deferred stock option compensation

(3) Includes $6,449 of contributions to our defined contribution plans and $36,684 of deferred stock option compensation.

                        OPTION GRANTS DURING FISCAL 2000

    The following table includes information on grants of options to purchase shares of our common stock that we made to the named executive officers during fiscal 2000. All options vest over a period of 4 years and have a ten-year term. We calculated the potential realizable value based on:

    - the term of the option on its grant date;

    - the assumption that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option; and

    - the assumption that the option is exercised and sold on the last day of its term for the appreciated price.

    Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                               NUMBER OF                                                ANNUAL RATES OF STOCK
                                 SHARES       % OF TOTAL                               PRICE APPRECIATION FOR
                               UNDERLYING   OPTIONS GRANTED   EXERCISE                       OPTION TERM
                                OPTIONS     TO EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------
NAME                            GRANTED       FISCAL 2000       SHARE        DATE          5%          10%
----                           ----------   ---------------   ---------   ----------   ----------   ----------
Steven D. Simpson............    40,000           6.7%         $ 4.38      08/17/09     $110,057     $278,905

Scott J. Ritchie.............    10,000           1.7           34.00      12/20/09      213,824      541,872

Bradley J. Surkamer..........    14,000           2.3           34.00      12/20/09      299,354      758,621

Karla K. Rosa................    14,000           2.3           34.00      12/20/09      299,354      758,621

    AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL 2000 OPTION VALUES

    The following table provides the number of shares acquired through the exercise of stock options during fiscal 2000 by each of the named executive officers, and the value of unexercised options as of June 30, 2000. We have also included the values of "in-the-money" options that represent the positive "spread" between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of June 30, 2000, as determined by the Board of Directors.

    We calculated the value of unexercised "in-the-money" options based on a price of $96.00 per share, which was the closing sales price of our common stock on June 30, 2000, as reported by The Nasdaq National Market System, minus the exercise price. Amounts reflected do not necessarily indicate that the optionee sold the shares of common stock.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                 OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                       EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   --------   -----------   -------------   -----------   -------------
Steven D. Simpson.......         --     $     --     127,002         92,998      $11,174,110    $8,393,870

Scott J. Ritchie........     20,492      942,051      28,962         41,046        2,618,523     3,426,911

Bradley J. Surkamer.....     26,667      758,478      31,883         34,118        2,814,287     2,689,960

Karla K. Rosa...........     10,500      483,647      39,733         48,101        3,500,739     3,944,516

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

    We have entered into employment agreements with each executive officer. These agreements generally set forth the individual's position, salary and benefits and requires us to continue to pay salary to bonus to the executive officers for a period of 6 months if we terminate them without cause or without 6-months written notice. In addition, Mr. Simpson's employment agreement requires us to continue to pay salary and bonus to Mr. Simpson for a period of 12 months if we terminate him without cause or without 12-months written notice.

                              CERTAIN TRANSACTIONS

    On March 31, 1999, Extended Systems loaned Mr. Simpson the amount of $117,498. The loan was collateralized by a pledge of common stock, had a interest rate of 4.83% annually and was due on the earlier of (i) March 31, 2004 or (ii) the date of Mr. Simpson's termination of employment. Mr. Simpson paid the loan in full in fiscal 2000.

                             DIRECTOR COMPENSATION

    Outside directors, directors that are not Extended Systems employees, do not receive cash fees as compensation for their services as directors. The outside directors are reimbursed for travel and other expenses incurred in attending our Board of Directors meetings and meetings of committees of the Board of Directors.

    Our 1998 Director Option Plan was adopted by the Board of Directors in December 1997 and approved by the stockholders in January 1998. The director plan became effective on March 4, 1998 in conjunction with the effectiveness of the registration statement relating to our initial public offering. The Board of Directors reserved a total of 250,000 shares of common stock for issuance under the director plan. The outside directors are eligible to participate in the plan. Option grants under the plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of our common stock on the grant date.

    Under the plan, each outside director receives an initial grant of an option to purchase 15,000 shares of common stock on the date the outside director first becomes a director. One-third of the shares from this initial grant vest and become exercisable on the first anniversary of the date of grant and the remaining shares vest and become exercisable at a rate of 1/36th per month of the total shares.

    After the initial grant, each outside director is automatically granted an option to purchase 7,500 shares of our common stock on the date of our annual meeting of stockholders each year, if the outside director has served on the Board of Directors for at least 6 months. The shares from the director's annual option vest and become exercisable in full on the first anniversary of the date of grant of that option.

    Each option under the director plan has a term of 10 years unless the outside director ceases to be a director. If an outside director ceases to be a director, the director will have three months from the date of termination as a director to exercise a vested option, and only then to the extent that the director was entitled to exercise the option on the date of termination.

    If we merge with or into another corporation or sell substantially all of our assets, the successor corporation will assume or substitute each outstanding option under the director plan. If the successor corporation refuses to assume or substitute for the options, the outstanding options under the director plan immediately become 100% vested and the optionee will have the right to exercise all of their outstanding options.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION POLICIES

    Our executive compensation program is designed to:

    - enable us to attract, retain and motivate superior executive personnel,

    - align compensation with business objectives and performance; and

    - align incentives for executive officers with the interests of stockholders in maximizing stockholder value.

    Our executive compensation program is based on the same principles applicable to compensation decisions for all of our employees.

    We are committed to maintaining a compensation program that attracts and retains the most qualified executives in the industry. To ensure that our compensation program is competitive, we regularly compare our compensation practices to those of other leading companies and set parameters based on this review.

    Employees, including executive officers, are rewarded based on Extended Systems' performance and the executive's individual performance. Our performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as:

    - growth;

    - profitability;

    - performance relative to competitors; and

    - timely new product introductions.

    We measure overall individual performance against the following factors:

    - long-term strategic goals;

    - short-term business goals;

    - growth;

    - profitability;

    - the development of employees; and

    - the fostering of teamwork and other values.

    We strive to compensate a particular individual equitably compared to other employees at similar levels both at Extended Systems and at comparable companies.

EXECUTIVE OFFICER COMPENSATION PROGRAM

    SALARY. We set a base salary range for each executive officer by reviewing the base salary for comparable positions within a broad peer group, including companies similar in size and businesses who compete with us in the recruitment and retention of senior personnel. Generally, we set our competitive salary at the midpoint for an executive officer position above the median level of those companies that we survey. We then create a salary range based on this midpoint. The range is designed to place an executive officer above or below the midpoint, according to that officer's overall individual performance.

    In both setting goals and measuring an executive officer's performance against those goals, we take into account the performance of our competitors and general economic and market conditions. None of the factors included in our strategic and business goals are assigned a specific weight. Instead, we recognize that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

    BONUS. We have an executive bonus that is designed to reward executive officers for our financial performance during the fiscal year. Accordingly, an executive's bonus is calculated as a percentage of the executive's base salary based on our performance criteria established at the beginning of each fiscal year, specifically, growth in net revenue and income from operations. We did not pay a bonus to executive officers for fiscal 2000.

    PROFIT-SHARING. Executive officers are also eligible to participate in our profit-sharing plan. We accrue a percentage of income before income taxes for distribution to all eligible employees worldwide, including executive officers. We make distributions at six-month intervals with individual payments determined pro rata based on the employee's base salary. We did not pay profit sharing distributions to executive officers for fiscal 2000.

    EQUITY-BASED COMPENSATION. The purpose of our equity-based compensation program is to provide employees, including executive officers, additional incentive to maximize stockholder value. Option grants to executive officers under our 1998 Stock Plan are designed to:

    - further strengthen the link between executive compensation and stockholder return;

    - provide additional incentives to executive officers that are tied to growth of our stock price over time; and

    - encourage continued employment.

    Options generally vest over a period of four years and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

CEO COMPENSATION PROGRAM

    Steven D. Simpson has been our President and Chief Executive Officer since February 1996. We, the Compensation Committee, used the same compensation policy described above to determine Mr. Simpson's fiscal 2000 compensation. In setting both the cash and equity-based elements of Mr. Simpson's compensation, we made an overall assessment of his leadership in achieving Extended Systems' objectives with respect to financial results and business goals.

    CASH COMPENSATION. Mr. Simpson's base salary reflects a consideration of both competitive forces and Extended Systems' performance. We did not assign specific weights to these categories. In determining the amount of Mr. Simpson's salary for fiscal 2000, we considered the following:

    - total cash compensation for chief executive officers at all manufacturing companies nationally with revenues of less than $100 million as listed in the RADFORD EXECUTIVE COMPENSATION REPORT, 1998, published by the Radford Division of Aon Consulting;

    - cash compensation at other comparable computer networking companies nationally;

    - our financial results as compared to other companies within the high-technology industry; and

    - our financial performance for fiscal 1999 as compared to fiscal 1998.

    As a result of this review, we concluded that Mr. Simpson's base salary was in the low end of the competitive market, and his total direct compensation (including stock incentives) was competitive for chief executive officers leading companies comparable in size and complexity to us. For fiscal 2000, Mr. Simpson's annual salary was $250,000, the amount the Compensation Committee set in July 1999.

    EQUITY-BASED COMPENSATION. We follow the same policy described above for other executive officers, to determine Mr. Simpson's incentive awards.

    On August 17, 1999, we granted Mr. Simpson an option to purchase 40,000 shares of common stock. In granting the option to Mr. Simpson, we reviewed our financial and operational results for fiscal 1999 with internal goals and objectives.

QUALIFYING COMPENSATION

    We considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993.
Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers' compensation, which exceeds $1 million per person in any taxable year unless it is "performance-based" within the meaning of
Section 162(m). Since to date the non-performance based compensation to our executive officers has been below the $1 million threshold and since the Compensation Committee believes that options granted under our 1998 Stock Plan will meet the requirements of being performance-based compensation under the provisions of Section 162(m), we believe that Section 162(m) will not reduce the tax deduction available to us for fiscal 2000 or prior fiscal years. Our policy is, to the extent possible, to qualify our executive officers' compensation for deductibility under the applicable tax laws.

                                          Respectfully submitted,

                                          S. Scott Wald, Chairman

                               PERFORMANCE GRAPH

    The following graph compares the performance of our common stock with the Nasdaq Stock Market Index (U.S.) and the Russell 2000 Index for the period
March 4, 1998, the first public trading date of our common stock, to June 30, 2000. The graph assumes that $100 was invested on March 4, 1998 in our common stock and on February 28, 1998 in the Nasdaq Stock Market Index and the Russell 2000 Index, and that all dividends were reinvested. We have not declared or paid any dividends on our common stock. You should not consider stockholder returns over the indicated period illustrated below indicative of future stockholder returns.

    You should not consider the information contained in the performance graph to be "soliciting material" or consider it as "filed" with the Securities and Exchange Commission. This information should not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Extended Systems specifically does so.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               3/4/98  6/98  6/99    6/00
EXTENDED SYSTEMS INCORPORATED     100    84    58  1,200.00
NASDAQ STOCK MARKET (U.S.)        100   107   153       227
RUSSELL 2000                      100   100    95        94

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Directors, executive officers and holders of more than 10% of our outstanding shares of common stock are required to file with the Securities and Exchange Commission reports indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Directors, executive officers and greater than 10% stockholders are required to provide copies of these reports to us. Based on our review of these reports and written representations from the persons required to file them, we believe each of our directors, executive officers and greater than 10% stockholders filed all required reports during fiscal 2000, except that all executive officers and Mr. Wald filed amended Forms 5 and Mr. Lundt and Mr. Wald filed delinquent Forms 5 to correctly report options granted in fiscal 1999.

                                 OTHER MATTERS

    We are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxy holders see fit.

    You can obtain a copy of our 2000 Annual Report on Form 10-K at no charge by contacting us at:

       5777 North Meeker Ave.
       Boise, ID 83713
       Attn: Investor Relations
       208-322-7575
       xtnd@extendsys.com

    It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold, therefore, we urge you to execute and return, at your earliest convenience, the accompanying proxy card in the envelope provided.

                                          THE BOARD OF DIRECTORS

Dated: September 20, 2000

                      EXTENDED SYSTEMS INCORPORATED

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. You are encouraged to read carefully the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders on October 25, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Extended Systems Incorporated


                               DETACH HERE

                                  PROXY

                      EXTENDED SYSTEMS INCORPORATED

   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 25, 2000

The undersigned, having received notice of the meeting and the proxy statement, and revoking all prior proxies, hereby appoint(s) Steven D. Simpson and Karla K. Rosa, and each of them, attorney or attorneys of the undersigned (with full power of substitution) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Extended Systems Incorporated, to be held at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho on October 25, 2000 at 9:00 a.m. and any adjourned or postponed sessions thereof, and to vote and act upon the following matters in respect of all shares of Extended Systems Incorporated stock that the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the meeting or at any adjourned or postponed sessions thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote said shares in person. If the undersigned is not the registered direct holder of his or her shares, the undersigned must obtain appropriate documentation from the registered holder in order to be able to vote the shares in person. If the undersigned hold(s) any of the shares in fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXIES SHALL VOTE "FOR" PROPOSALS 1, 2 AND 3.

This proxy is solicited on behalf of the Board of Directors of Extended Systems Incorporated.

         CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 SEE REVERSE                                                       SEE REVERSE
    SIDE                                                              SIDE

                                   DETACH HERE
/X/ Please mark
    votes as in
    this example.

A VOTE FOR PROPOSALS 1, 2 AND 3 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

1. Proposal to elect (01) John J. Katsaros and (02) John M. Russell as Class II Directors to serve for a three-year term that expires upon the annual meeting of stockholders in 2003, or until his successor is duly elected.

          VOTE  / /      WITHHOLD   / /
          FOR            AUTHORITY

/ /
    -------------------------------------------------
    To withhold authority for an individual nominee, write the nominee's name on the line above.

2. Proposal to ratify the appointment of       FOR  AGAINST  ABSTAIN
   PricewaterhouseCoopers LLP as Extended      / /    / /      / /
   Systems' independent accountants.

3. Proposal to approve an amendment to         FOR  AGAINST  ABSTAIN
   the Extended Systems Incorporated 1998      / /    / /      / /
   Stock Plan increasing the number of
   shares of common stock reserved for
   issuance thereunder by 500,000.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

Please sign this Proxy exactly as your name appears on Extended Systems' books. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and, where more than one name appears, a majority must sign. If a corporation, this signature should be that of any authorized officer, who should state his or her title.

Signature:                   Date:      Signature:                   Date:
          ------------------      -----           ------------------      -----